As filed with the Securities and Exchange Commission on January 30, 2013

Registration No. 333-139879

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Knight Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-3689303
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

545 Washington Boulevard

Jersey City, New Jersey 07310

(Address of principal executive offices and zip code)

KNIGHT CAPITAL GROUP, INC.

2006 EQUITY INCENTIVE PLAN

(Full title of the plan)

Andrew M. Greenstein, Esq.

Managing Director, Deputy General Counsel and Assistant Secretary

Knight Capital Group, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

(201) 222-9400

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Daniel Wolf, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Knight Capital Group, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on January 9, 2007 (Registration No. 333-139879) (the “2007 Registration Statement”), pursuant to which the Registrant registered 8,000,000 shares of the Registrant’s Class A common stock, $0.01 par value per share (the “Common Stock”) for issuance pursuant to the Knight Capital Group, Inc. 2006 Equity Incentive Plan (the “2006 Plan”). The 2007 Registration Statement was amended on September 28, 2010 pursuant to a Post-Effective Amendment No. 1, to deregister 541,703 shares of the Registrant’s Common Stock which were previously registered under the 2007 Registration Statement.

On December 27, 2012, at a Special Meeting of Stockholders of the Registrant, the Registrant’s stockholders approved the Knight Capital Group, Inc. Amended and Restated 2010 Equity Incentive Plan (the “2010 Plan”). An additional 59,026,096 shares of the Registrant’s Common Stock are authorized to be issued under the 2010 Plan, which includes 3,175,965 shares of Common Stock that were previously authorized for issuance and are now available for issuance under the 2010 Plan due to that amount of shares having been terminated, forfeited or canceled without having been exercised or settled in full after April 1, 2010 pursuant to the 2006 Plan (the “Forfeited or Canceled 2006 Plan Shares”). Therefore, in accordance with the undertaking contained in the 2007 Registration Statement, the Forfeited or Canceled 2006 Plan Shares, which were previously registered under the 2007 Registration Statement are hereby deregistered. The 2007 Registration Statement will remain in effect, however, to cover the potential issuance of shares of Common Stock pursuant to outstanding awards granted under the 2006 Plan prior to April 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the 2007 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on January 30, 2013.

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Thomas M. Joyce
Name:	Thomas M. Joyce
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant hereby severally constitute and appoint each of Thomas M. Joyce and Steven Bisgay, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this registration statement, and to file the same with exhibits thereto and other documents in connection therewith, including any registration statement or post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, with the SEC, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed as of the 30th day of January, 2013 by the following persons in the capacities indicated.

Signature	Title

/s/ Thomas M. Joyce Thomas M. Joyce	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Steven Bisgay Steven Bisgay	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ William L. Bolster William L. Bolster	Director

/s/ Martin Brand Martin Brand	Director

/s/ James W. Lewis James W. Lewis	Director

/s/ James T. Milde James T. Milde	Director

/s/ Matthew Nimetz Matthew Nimetz	Director

/s/ Christopher C. Quick Christopher C. Quick	Director

/s/ Daniel F. Schmitt Daniel F. Schmitt	Director

/s/ Laurie M. Shahon Laurie M. Shahon	Director

/s/ Fredric J. Tomczyk Fredric J. Tomczyk	Director